EXHIBIT - FILING FEES

Wire activity - chase.com

Printed from Chase Personal Online Wire date Status Wire to Transaction number Transfer amount Amount Oct 20, 2022 Pending SEC 8000138163 $600.00 $600.00 USD

Wire to SEC (...1001)

Wire from Marc Personal (...5101) Amount $600.00 USD (U.S. Dollar) Wire fee $25.00 USD (U.S. Dollar)

Total $625.00 USD (U.S. Dollar) Wire date Oct 20, 2022

Status Pending Status date Oct 19, 2022

Reference number Not applicable

Transaction number 8000138163 Message to recipient CIK 0001434601

Message to recipient bank CIK 0001434601

Memo TMGI S1

10/19/22, 2:16 PM

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